Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13D to which this Exhibit is attached, in connection with their beneficial ownership of the common stock of Snap Interactive, Inc. at October 17, 2016 and agree that such statement is filed on behalf of each of them.

Dated: October 17, 2016	/s/ Jason Katz
Jason Katz

Dated: October 17, 2016	/s/ Judy Katz
Judy Katz